Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY REPORTS FOURTH QUARTER AND FULL
YEAR 2006 OPERATING RESULTS

•	Central Appalachian (CAPP) shipments up 13% for the fourth quarter and 8% for the full year of 2006 as compared to 2005

•	CAPP revenues per ton increased 10% for the fourth quarter and full year of 2006 as compared to 2005

•	Company completed the previously announced operational changes to improve operating efficiencies

RICHMOND, VA, March 16, 2007 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $15.8 million or $.99 per fully diluted share for the fourth quarter of 2006 and a net loss of $26.2 million or $1.65 per fully diluted share for the year ended 2006. This is compared to a net loss of $9.4 million or $.60 per fully diluted share for the fourth quarter of 2005 and a net loss of $12.3 million or $.83 per fully diluted share for the year ended 2005. The results for the fourth quarter of 2006 included approximately $8.9 million of charges that negatively impacted our results. These costs are discussed below.

Peter T. Socha, Chairman and Chief Executive Officer of James River commented: “In general, the mines have performed very well during a challenging year for both the company and the coal industry. As discussed previously, we made several changes to our mine operations in late 2006 and early 2007. The modifications to our mining plans were the result of soft market conditions and the new regulatory environment. These changes are already having a very positive impact on our company. We have seen a clear improvement in the labor situation throughout Central Appalachia. This should help mitigate some of the cost pressures and cost variability that have been evident in the industry for the past several years. The coal market also seems to be improving marginally. This appears to be the result of production cutbacks implemented by JRCC and others in the industry and a return to growth in demand from coal fired generators.”

QUARTERLY RESULTS

The following tables show selected operating results for the quarter ended December 31, 2006 compared to the quarter ended December 31, 2005 (in 000’s except per ton amounts).

Total Results	Three Months Ended December 31,
	2006		2005
	Total	Per Ton	Total	Per Ton

Company and Contractor production (tons)	2,937		2,814
Coal purchased from other sources (tons)	251		129
Total coal available to ship (tons)	3,188		2,943

Coal Shipments (tons)	3,270		3,047
Revenues
Coal sales	$138,531	42.36	$117,914	38.70
Synfuel handling	1,301		1,960
Cost of coal sold	135,033	41.29	111,241	36.51
Depreciation, depletion, & amortization	19,438	5.94	16,004	5.25
Gross profit (Loss)	(14,639)	(4.48)	(7,371)	(2.42)
Selling, general & administrative (1)	9,144	2.80	6,833	2.24

EBITDA (2)	$(4,440)	(1.36)	$2,175	0.71

(1)	Q-4 2006 includes approximately $2 million due to a contingent obligation related to congressional action on the Coal Act and a change in SG&A personnel.
(2)	EBITDA is a non-GAAP measure that is defined and reconciled to net loss, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results	Three Months Ended December 31,
	2006		2005

	CAPP	Midwest	CAPP	Midwest

Coal Shipments (tons)	2,477	793	2,198	849
Tons produced	2,414	774	2,101	833

Coal sales revenue	$116,493	22,038	$94,352	23,562
Average sales price per ton	47.03	27.79	42.93	27.75

Cost of coal sold	115,982	19,051	91,034	20,207
Cost of coal sold per ton	46.82	24.02	41.42	23.80

Cost Bridge	Q-3 2006 vs. Q-4 2006		Q-4 2005 vs. Q-4 2006

	CAPP	Midwest	CAPP	Midwest

Beginning Cash Cost	$43.03	22.45	$41.42	23.80
Labor costs and benefits	-	1.55	-	0.10
Variable costs (steel, diesel, etc.)	0.41	0.02	1.98	0.12
Higher than normal medical claims	0.59	-	0.59	-
Restructuring mineral lease obligation	1.69	-	1.69	-
Lost productivity due to gas well incident,
regulatory compliance, and other
miscellaneous issues	0.61	-	0.61	-
Other costs	0.49	-	0.53	-

Ending Cash Costs	$46.82	24.02	$46.82	24.02

Mr. Socha continued: “With a few exceptions, the mines had a good quarter. Our overall performance was impacted by several extraordinary items. The largest item was the restructuring of a mineral lease that resulted in the write-off of approximately $4.1 million of prepaid royalties that would not have been recouped within the prescribed period of time. The restructuring of the mineral lease was necessary due to changes in our mine plans as a result of the new regulatory environment. Other items included a higher than normal incidence of large medical claims and the previously disclosed accident with an active natural gas well, which collectively impacted our results by approximately $2.8 million. SG&A expenses were approximately $2.0 million higher than normal due to the resolution of a contingent obligation to the former unsecured creditors related to Coal Act legislation and changes in SG&A personnel. Lastly, our cost guidance for 2007 has not changed. This is due to the improvement of the labor situation in CAPP and the positive impact from our operating changes implemented in late 2006 and early 2007.

ANNUAL RESULTS

The following tables show selected operating results for the year ended December 31, 2006 compared to the year ended December 31, 2005 (in 000’s except per ton amounts). The following tables include the results of operations of Triad from the date of acquisition (May 31, 2005).

Total Results	Twelve Months Ended December 31,
	2006		2005
	Total	Per Ton	Total	Per Ton

Company and Contractor production (tons)	12,268		10,717
Coal purchased from other sources (tons)	786		438
Total coal available to ship (tons)	13,054		11,155

Coal Shipments (tons)	13,128		11,091
Revenues
Coal sales	$560,183	42.67	$445,742	40.19
Synfuel handling	4,608		8,257
Cost of coal sold	496,799	37.84	389,222	35.09
Depreciation, depletion, & amortization	74,562	5.68	51,822	4.67
Gross profit (Loss)	(6,570)	(0.50)	12,955	1.17
Selling, general & administrative	30,867	2.35	25,453	2.29

EBITDA (1)	$37,658	2.87	$37,867	3.41

(1)	EBITDA is a non-GAAP measure that is defined and reconciled to net loss, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results	Twelve Months Ended December 31,
	2006		2005

	CAPP	Midwest	CAPP	Midwest

Coal Shipments (tons)	9,780	3,348	9,023	2,068
Tons Produced	9,735	3,320	9,100	2,055

Coal Sales Revenue	$467,492	92,691	$389,861	55,881
Average Sales Price per ton	47.80	27.69	43.21	27.02

Cost of Coal Sold	420,223	76,576	344,094	45,128
Cost of Coal Sold per ton	42.97	22.87	38.14	21.82

GUIDANCE

The Company issued forecasts of certain operating measures for 2007 on February 1, 2007. These forecasts are reiterated below. They represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below.

Current 2007 Guidance
CAPP Operations
(in millions, except per ton amounts)

Guidance Production
Company Production	9.0
Purchase Coal	0.5
Total	9.5

Guidance Mining Cost (per ton)	$41 - 43

ILB Operations
(in millions, except per ton amounts)

Guidance Production	3.4 - 3.5

Guidance Mining Cost (per ton)	$23 - 24

Total JRCC Operations

Depreciation, depletion and amortization	$65 - 70
Capital expenditures	$50 - 55

SALES COMMITMENTS

As of December 31, 2006, we had the following contractual commitments (including long term and short term contracts) to ship coal at a fixed and known price:

	2007		2008		2009
	Average Price Per Ton	Tons (000'S)	Average Price Per Ton	Tons (000'S)	Average Price Per Ton	Tons (000'S)
CAPP	$46.83	8,099	$49.09	2,000	$50.56	1,000

Midwest (a)	$26.46	2,002	$27.20	1,700	$27.25	1,495

(a) Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators.

CONFERENCE CALL, WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss the fourth quarter earnings on March 16, 2007 at 11:00 a.m. Eastern Daylight Time. The conference call can be accessed by dialing 800-810-0924, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 913-981-4900. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 9318415.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our filings with the SEC, including those discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

 JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005
(in thousands, except share data)

	December 31, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$1,807	8,936
Receivables:
Trade	47,383	35,326
Other	853	1,099
Total receivables	48,236	36,425
Inventories:
Coal	5,512	7,481
Materials and supplies	7,448	6,536
Total inventories	12,960	14,017
Prepaid royalties	3,851	4,213
Other current assets	4,288	4,126
Total current assets	71,142	67,717
Property, plant, and equipment, at cost:
Land	5,719	6,142
Mineral rights	190,346	194,824
Buildings, machinery and equipment	264,551	207,558
Mine development costs	21,727	16,380
Construction-in-progress	189	7,438
Total property, plant, and equipment	482,532	432,342
Less accumulated depreciation, depletion, and amortization	144,752	72,342
Property, plant and equipment, net	337,780	360,000
Goodwill	26,492	28,048
Other assets	15,840	16,904
Total assets	$451,254	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005
(in thousands, except share data)

	December 31, 2006	December 31, 2005
Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt	$-	-
Current installments of obligations under capital leases	262	395
Accounts payable	42,065	32,855
Accrued salaries, wages, and employee benefits	4,733	4,289
Workers' compensation benefits	9,300	10,050
Black lung benefits	2,630	2,930
Accrued taxes	6,028	4,215
Other current liabilities	8,713	6,860
Total current liabilities	73,731	61,594
Long-term debt, less current maturities	167,493	150,000
Other liabilities:
Noncurrent portion of workers' compensation benefits	44,134	42,231
Noncurrent portion of black lung benefits	24,136	24,352
Pension obligations	13,011	13,598
Asset retirement obligations	27,394	24,930
Obligations under capital leases, excluding current installments	-	230
Deferred income taxes	13,160	44,240
Other	1,798	227
Total other liabilities	123,633	149,808
Total liabilities	364,857	361,402

Commitments and contingencies
Shareholders' equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 16,669,376 and 16,652,681 shares
as of December 31, 2006 and 2005, respectively	167	167
Paid-in-capital	124,191	135,923
Deferred stock-based compensation	-	(13,226)
Accumulated deficit	(37,704)	(11,187)
Accumulated other comprehensive loss	(257)	(410)
Total shareholders' equity	86,397	111,267

Total liabilities and shareholders' equity	$451,254	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Successor	Successor	Successor	Predecessor
	Year	Year	Eight Months	Four Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	April 30,
	2006	2005	2004	2004

Revenues	$564,791	453,999	231,698	113,949
Cost of sales:
Cost of coal sold	496,799	389,222	190,926	89,294
Depreciation, depletion, and amortization	74,562	51,822	21,765	12,314
Total cost of sales	571,361	441,044	212,691	101,608
Gross profit (loss)	(6,570)	12,955	19,007	12,341
Selling, general, and administrative expenses	30,867	25,453	11,412	5,023
Total operating income (loss)	(37,437)	(12,498)	7,595	7,318
Interest expense	16,782	12,892	5,733	567
Interest income	(366)	(226)	(72)	-
Charges associated with repayment of debt	-	2,524	-	-
Miscellaneous income, net	(533)	(1,067)	(833)	(331)
Total other expenses, net	15,883	14,123	4,828	236
Income (loss) before reorganization items and income taxes	(53,320)	(26,621)	2,767	7,082
Reorganization items, net	-	-	-	(100,907)
Income (loss) before income taxes	(53,320)	(26,621)	2,767	107,989
Income tax expense (benefit)	(27,151)	(14,283)	791	-
Net income (loss)	$(26,169)	(12,338)	1,976	107,989
Earnings (loss) per common share
Basic earnings (loss) per common share	$(1.65)	(0.83)	0.14	6,393.67
Shares used to calculate basic earnings (loss) per share	15,849	14,955	13,800	17

Diluted earnings (loss) per common share	$(1.65)	(0.83)	0.14	6,393.67
Shares used to calculate dilutive earnings (loss) per share	15,849	14,955	14,623	17

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net loss	$(26,169)	(12,338)	$(12,664)	(9,430)
Income tax benefit	(27,151)	(14,283)	(15,792)	(8,165)
Interest expense	16,782	12,892	4,665	3,852
Interest income	(366)	(226)	(87)	(86)
Depreciation, depletion, and amortization	74,562	51,822	19,438	16,004
EBITDA	$37,658	37,867	$(4,440)	2,175